Exhibit 99.1

Quality Distribution, Inc. Announces Fourth Quarter and Year End 2010 Results

— Company Reports Fourth Quarter Net Loss of $(0.51) per Diluted Share —

— Adjusted Earnings of $0.06 per Diluted Share Generated in Q4 2010 —

— Fourth Quarter Revenue Up 9.6% vs. Prior Year Period —

TAMPA, FL – March 9, 2011 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), which operates the largest chemical bulk tank truck network and is the largest provider of intermodal tank container and depot services in North America, today reported a net loss of $10.7 million, or $(0.51) per diluted share, for the fourth quarter ended December 31, 2010, compared to net income of $4.6 million, or $0.21 per diluted share, in the fourth quarter ended December 31, 2009. Net loss for the year ended December 31, 2010 was $7.4 million, or $(0.36) per diluted share compared to a net loss of $180.5 million, or $(9.28) per diluted share, for 2009.

Adjusted net income for the fourth quarter of 2010 was $1.3 million, or $0.06 per diluted share, compared to adjusted net income of $0.2 million, or $0.01 per diluted share, for the same quarter in 2009. Adjusted net income for the fourth quarter of 2010 was derived by excluding approximately $9.1 million of charges associated with the Company’s debt refinancing, $3.2 million of restructuring costs, and $0.7 million of costs associated with an unconsummated stock offering, and then applying a normalized tax rate of 39% to the adjusted income.

Adjusted net income for the year ended December 31, 2010 was $6.5 million, or $0.30 per diluted share, compared to adjusted net income of $1.3 million, $0.07 per diluted share, for the same period in 2009. Adjusted net income for the year ended December 31, 2010 was derived by excluding the fourth quarter costs previously noted, as well as $4.6 million of restructuring costs incurred in the first nine months of 2010, and then applying a normalized tax rate of 39%. These adjustment items are excluded as Quality does not consider the costs to be part of regular operating activities. A reconciliation of net (loss) income to adjusted net income is included in the attached financial exhibits.

Gary Enzor, Chief Executive Officer, commented, “I am very pleased with our fourth quarter and full year results, which reflect continued year over year increases in revenue and earnings. Demand for our services continues to show improvement, and we are realizing the earnings power of our asset-light business model.”

Total revenue for the fourth quarter ended December 31, 2010 was $165.8 million, an increase of 9.6% versus the same quarter last year. Excluding fuel surcharges, revenue for the fourth quarter of 2010 increased 7.0% compared to the prior-year quarter. This increase was driven primarily by higher volumes resulting from a 5.3% increase in loads and a 2.8% increase in miles driven within the chemicals business, as well as a 15.2% increase in revenues from Boasso’s intermodal and depot business.

Total revenue for the year ended December 31, 2010 was $686.6 million, an increase of 11.9% versus the same period last year. Excluding fuel surcharge, revenue increased 8.3% for the full year 2010 compared to the prior year. This increase was primarily due to higher volumes resulting from a 5.4% increase in loads and a 5.6% increase in miles driven within the chemicals business, as well as a 24.6% increase in revenues from Boasso’s intermodal and depot business.

Adjusted EBITDA for the fourth quarter of 2010 was $14.7 million, up 6.7% versus the comparable prior-year period, driven primarily from higher volumes and an improvement in operating results at

Boasso. Adjusted EBITDA for the year ended December 31, 2010 was $62.7 million, up 21.7% from 2009. A reconciliation of net (loss) income to adjusted EBITDA is included in the attached financial exhibits.

Gary Enzor commented further, “Both our logistics and intermodal operations showed excellent results in 2010 and we will continue to leverage our asset-light business model to drive bottom line results. We are optimistic about 2011 and look forward to pursuing our multifaceted growth strategy and delivering enhanced value to our shareholders.”

Significant Transactions

In November 2010, Quality issued $225.0 million in aggregate principal amount of 9.875% Second-Priority Senior Secured Notes due 2018 at an issue price of 99.324% of par. The proceeds from these notes were used to pay down a portion of Quality’s outstanding borrowings under its ABL Facility and to repay or redeem its other existing notes, other than a portion of its 11.75% Senior Subordinated PIK Notes (“2013 PIK Notes”), on December 3, 2010. Quality repurchased and redeemed an additional $12.5 million of its 2013 PIK Notes later in December 2010 and in January 2011.

On February 9, 2011, Quality sold 2,000,000 shares of its common stock in a public offering at $9.50 per share and received net proceeds, after fees and expenses, of $17.5 million. Quality intends to utilize the net proceeds from the common stock offering to redeem at par, plus accrued and unpaid interest, $17.5 million of its 2013 PIK Notes upon the expiration of the 30-day required notification period under the indenture on March 11, 2011. In conjunction with the Company’s public sale of shares, certain affiliates of Apollo Management, L.P. (“Apollo”) sold 2,000,000 shares and also granted underwriters an over-allotment option to purchase up to 600,000 shares of additional common stock. The underwriters fully exercised this option, and Apollo presently owns approximately 33.5% of the Company’s outstanding shares, down from 48.9% prior to the offering.

“As a result of our solid free cash flow generation, we ended 2010 in a strong liquidity position, with $79.6 million of availability under our asset-based revolving credit facility,” said Joe Troy, Chief Financial Officer. “We have made great strides toward strengthening our balance sheet over the last six months, which puts us in a better position to pursue and achieve our growth initiatives.”

Quality will host a conference call for investors to discuss these results on Thursday, March 10, 2011 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-599-8692; the toll number is 913-981-5580; the passcode is 2374710. A replay of the call will be available through April 9, 2011, by dialing 888-203-1112; passcode: 2374710. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information on the Investor Relations section that may be important to investors.

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality Carriers’ network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; our substantial leverage, our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers; our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; changes in health insurance benefit regulations; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; increased unionization, which could increase our operating costs or constrain operating flexibility; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; potential disruption at U.S. ports of entry; diesel fuel prices and our ability to recover costs through fuel surcharges; our ability to attract and retain qualified drivers; terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; our dependence on senior management; the potential loss of our ability to use net operating losses to offset future income; potential future impairment charges; the interests of our largest shareholder, which may conflict with your interests; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; adverse weather conditions; the impact of our restructuring on our operations and costs; our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joan Rodgers
Director of Investor Relations
800-282-2031 ext. 7235

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

OPERATING REVENUES:
Transportation	$117,380	$111,104	$498,446	$454,658
Service revenue	27,917	24,713	107,474	104,954
Fuel surcharge	20,468	15,469	80,678	53,997

Total operating revenues	165,765	151,286	686,598	613,609

OPERATING EXPENSES:
Purchased transportation	114,826	100,270	476,307	373,539
Compensation	14,584	15,164	57,563	76,955
Fuel, supplies and maintenance	12,845	12,857	49,852	62,448
Depreciation and amortization	3,765	4,524	16,004	20,218
Selling and administrative	4,219	4,958	19,339	24,572
Insurance costs	3,859	3,043	15,546	14,119
Taxes and licenses	530	482	2,218	3,578
Communications and utilities	811	1,125	4,119	7,910
Loss on disposal of property and equipment	145	436	1,136	450
Gain on sale of tank wash assets	—	(7,130)	—	(7,130)
Impairment charges	—	—	—	148,630
Restructuring costs	3,190	1,391	7,779	3,496

Total operating expenses	158,774	137,120	649,863	728,785

Operating income (loss)	6,991	14,166	36,735	(115,176)

Interest expense	10,129	8,355	36,170	28,335
Interest income	(147)	(77)	(622)	(288)
Gain on extinguishment of debt	—	(1,195)	—	(1,870)
Write-off of debt issuance costs	7,391	20	7,391	20
Other expense	567	2,196	791	1,912

(Loss) income before income taxes	(10,949)	4,867	(6,995)	(143,285)
(Benefit from) provision for income taxes	(268)	298	411	37,249

Net (loss) income	$(10,681)	$4,569	$(7,406)	$(180,534)

PER SHARE DATA:
Net (loss) income per common share
Basic	$(0.51)	$0.23	$(0.36)	$(9.28)

Diluted	$(0.51)	$0.21	$(0.36)	$(9.28)

Weighted average number of shares
Basic	20,918	19,679	20,382	19,449
Diluted	20,918	21,322	20,382	19,449

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,753	$5,633
Accounts receivable, net	80,895	69,625
Prepaid expenses	6,911	8,584
Deferred tax asset, net	3,848	5,506
Other	4,891	4,420

Total current assets	98,298	93,768
Property and equipment, net	113,419	127,329
Goodwill	27,023	27,023
Intangibles, net	16,924	18,467
Other assets	15,671	13,029

Total assets	$271,335	$279,616

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$3,991	$19,866
Current maturities of capital lease obligations	4,572	5,322
Accounts payable	7,200	6,182
Independent affiliates and independent owner-operators payable	11,059	9,734
Accrued expenses	24,363	21,378
Environmental liabilities	3,687	3,408
Accrued loss and damage claims	8,471	8,862

Total current liabilities	63,343	74,752

Long-term indebtedness, less current maturities	300,491	284,253
Capital lease obligations, less current maturities	8,278	11,843
Environmental liabilities	7,255	8,241
Accrued loss and damage claims	10,454	10,534
Other non-current liabilities	26,060	28,896

Total liabilities	415,881	418,519

Redeemable noncontrolling interest	1,833	1,833

SHAREHOLDERS’ DEFICIT
Common stock	371,288	364,046
Treasury stock	(1,593)	(1,580)
Accumulated deficit	(301,974)	(294,568)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(26,194)	(25,587)
Stock purchase warrants	1,683	6,696
Stock subscriptions receivable	—	(154)

Total shareholders’ deficit	(146,379)	(140,736)

Total liabilities, redeemable noncontrolling interest and shareholders’ deficit	$271,335	$279,616

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS), EBITDA AND

ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO ADJUSTED NET

INCOME (LOSS) PER SHARE

For the Three Months and the Year Ended December 31, 2010 and 2009

(In 000’s)

Unaudited

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income (Loss), management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, we adjust for significant items that are not part of regular operating activities. These adjustments include restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we concluded in the fourth quarter of 2010, an impairment charge and gain on early extinguishment of debt, gain on sale of tank wash assets, write-off of debt issuance costs, write-off of unconsummated stock offering costs, excess interest from our recent debt refinancing, and other refinancing costs.

EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the bulk transportation industry in general. We believe that financial information based on GAAP for highly leveraged businesses, such as ours, should be supplemented by EBITDA so investors better understand our financial information in connection with their evaluation of our business. This measure is especially important given the recent trends of increased merger and acquisition activity and financial restructurings within the industry, which has led to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation industry to facilitate company to company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income (Loss) is adjusted for provision for (benefit from) income tax, depreciation and amortization and interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income (Loss), which is then further adjusted for significant items that are not part of regular operating activities, including the restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we concluded in 2010, an impairment charge, gain on early extinguishment of debt, gain on sale of tank wash assets, write-off of debt issuance costs, write-off of unconsummated stock offering costs, other refinancing costs and other non-cash items such as non-cash stock-based compensation, to arrive at Adjusted EBITDA. Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net (Loss) Income Reconciliation:

Net (loss) income	$(10,681)	$4,569	$(7,406)	$(180,534)

Net (loss) income per common share:
Basic	$(0.51)	$0.23	$(0.36)	$(9.28)

Diluted	$(0.51)	$0.21	$(0.36)	$(9.28)

Weighted average number of shares:
Basic	20,918	19,679	20,382	19,449
Diluted	20,918	21,322	20,382	19,449

Adjustments to net (loss) income:
(Benefit from) provision for income taxes	(268)	298	411	* 37,249
Gain on sale of tank wash assets	—	(7,130)	—	(7,130)
Gain on extinguishment of debt	—	(1,195)	—	(1,870)
Write-off of debt issuance costs	7,391	20	7,391	20
Costs associated with unconsummated stock offering	735	—	735	—
Refinancing costs	—	2,323	—	2,323
Restructuring costs	3,190	1,391	7,779	3,496
Excess interest from debt refinancing	1,728	—	1,728	—
Impairment of goodwill and intangibles	—	—	—	148,630

Adjusted income before income taxes	2,095	276	10,638	2,184
Provision for income taxes at 39%	817	108	4,149	852

Adjusted net income	$1,278	$168	$6,489	$1,332

Adjusted net income per common share:
Basic	$0.06	$0.01	$0.32	$0.07

Diluted	$0.06	$0.01	$0.30	$0.07

Weighted average number of shares:
Basic	20,918	19,679	20,382	19,449
Diluted	22,020	21,322	21,684	20,352

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

EBITDA and Adjusted EBITDA:

Net (loss) income	$(10,681)	$4,569	$(7,406)	$(180,534)

Adjustments to net (loss) income:
(Benefit from) provision for income taxes	(268)	298	411	* 37,249
Depreciation and amortization	3,765	4,524	16,004	20,218
Interest expense, net	9,982	8,278	35,548	28,047

EBITDA	2,798	17,669	44,557	(95,020)

Gain on sale of tank wash assets	—	(7,130)	—	(7,130)
Gain on extinguishment of debt	—	(1,195)	—	(1,870)
Write-off of debt issuance costs	7,391	20	7,391	20
Costs associated with unconsummated stock offering	735	—	735	—
Refinancing costs	—	2,323	—	2,323
Restructuring costs	3,190	1,391	7,779	3,496
Impairment of goodwill and intangibles	—	—	—	148,630
Non-cash stock-based compensation	568	681	2,273	1,101

Adjusted EBITDA	$14,682	$13,759	$62,735	$51,550

*	This amount represents a $37.3 million increase to deferred tax expense related to a net adjustment to the balance of the valuation allowance which occurred as a result of change in realizability of the related net deferred tax asset in future years.